Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated March 1, 2006	Registration Statement No. 333-130289

European Investment Bank
AUD 500,000,000 Zero Coupon Notes due 2021
Final Term Sheet

Issuer	European Investment Bank
Rating	AAA/Aaa/AAA
Currency/Size	AUD 500,000,000
Settlement	10 Mar 2006
Maturity	10 Mar 2021
Coupon	The Notes do not bear interest
Reoffer	44.672%
Yield	5.445% semi-annual; 5.519% annual
Spread	15-yr Ref yield + 0.215%
15-yr Ref yield (6% due 15 Feb 2017)	5.23%
Denomination	AUD 1,000
Lead	The Toronto-Dominion Bank

You can access the prospectus for the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/33745/000095015705000723/form-sb.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-263-5292.